Consulting Agreement

This Agreement for Consulting Services (the “Agreement”) made as of December 10, 2004.

BETWEEN:

BEDDIS INTERNATONAL LTD., a corporation incorporated under the laws of Delaware and having an office at c/o Suite 1525 - 625 Howe Street, Vancouver, BC V6C 2T6

(the “Company”)

AND:

MAXXCAPP CORPORATION, a corporation incorporated under the laws of British Columbia and having an office at, Suite 302, 2031 McCallum Road, Abbotsford, BC V5J 1E8

(the “Consultant”)

          WHEREAS, the Company finds that the Consultant is willing to perform certain work hereinafter described in accordance with the provisions of this Agreement; and,

          WHEREAS, the Company finds that the Consultant is qualified to perform the work, all relevant factors considered, and that such performance will be in furtherance of the Company’s business.

          NOW, THEREFORE, in consideration of the mutual covenants set forth herein and intending to be legally bound, the parties hereto agree as follows:

1.	SERVICES

	1.1	Services to the Company. The Consultant shall provide the following (“Services”) to the Company:

		(a)	sourcing acquisition target(s);
		(b)	analysis of strategic fit and transaction potential;
		(c)	formulation of detailed acquisition strategy;
		(d)	identify management skills;
		(e)	formulation of a detailed acquisition strategy together with management and shareholders;
		(f)	conducting due diligence together with legal counsel and advisors;
		(g)	transaction and contract negotiations with selling shareholders;

(h)	advising of financing process; and
(i)	other duties as delegated by the Board of Directors.

1.2

Changes. The Company may, with approval of the Consultant, issue written directions within the general scope of any Services to be ordered. Such changes (the “Change Order”) may be for additional work or the Consultant may be directed to change the direction of the work covered by the Task Order, but no change will be allowed unless agreed to by the Consultant in writing.

1.3

Commitment. The Consultant shall use its reasonable commercial efforts to perform the Services and act on a basis that is fair and reasonable and exercise its powers and discharge its duties under this agreement honestly, in good faith and in what it appears to be the Consultant to be in the best interests of the Company and, in connection therewith, shall exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances but the Company acknowledges and agrees that the Consultant provide advisory services to other businesses and that the service shall be performed on a non exclusive basis.

1.4

Conflicts of Interest. The Company acknowledges that Consultant and its shareholders, affiliates, directors and/or senior officers have, or will have, interests and dealings in other companies, joint ventures and/or business ventures which are presently or may in the future be actively engaged in like or similar business as the Company and the Company agrees that neither Consultant nor its shareholders, affiliates, directors and senior officers shall be liable to the Company for any breach of fiduciary duty or conflict of interest as a result of such other interests or dealings provided that Consultant is required to exercise its powers and discharge its duties stated herein honestly, in good faith and in what is reasonably believes to be in the best interest of the Company. The Company further acknowledges and agrees that neither Consultant nor its shareholders, directors and senior officers will be required to offer or make available to the Company any property or other business opportunity which Consultant nor or its shareholders, directors and senior officers may acquire or engage in for its/their own account or for others and neither the acquisition nor the pursuit of any such other property, business, venture, investment or activity will be wrongful, even if competitive with the business of the Company.

2.	TERM

	2.1	Term. The Consultant shall provide the Services for the lesser of :

		(a)	services for the time that the Company completes the acquisition of a asset and its financing; and
		(b)	six months.

3.	PAYMENT AND INVOICING TERMS

	3.1	Payment for Services. The Consultant will be paid as follows:

USD$120,000; such cash payment to be made upon receipt of an invoice from the Consultant.

3.2

Reimbursable Costs. The Company shall reimburse the Consultant all costs incurred in connection with the Services rendered. Reimbursable costs include, but are not limited to, travel costs, subcontractors, materials, computer costs, telephone, copies, delivery, etc. that are attributable to a project or Service (the “Reimbursable Costs”). Travel costs are defined as air travel, lodging, meals and incidentals, ground transportation, tools, and all costs associated with travel. All extraordinary travel expenses must receive the Company’s approval. The Consultant shall provide to the Company substantiation of Reimbursable Costs incurred.

4.	CONFIDENTIALITY

4.1

Confidentiality. The Consultant acknowledges that the business carried on by the Company is an extremely competitive business and that disclosure of any confidential information about the business or financial affairs of the Company would place them at a competitive disadvantage. The Consultant shall use its reasonable commercial efforts to preserve and protect the confidential nature of any information concerning the business or financial affairs of the Company or any of its dealings, transactions or affairs which may be disclosed to the Consultant by employees, officers, officers or agents of the Company during the duration of this agreement. Without restricting the generality of the foregoing, the Consultant shall not:

		(i)	Disclose any of the aforesaid information to third parties without the prior written consent of the Company, provided that such consent shall not be required where the information is disclosed:

			(a)	to employees, officers, representative, agents or professional advisors of the Consultant to enable such persons to assist the Consultant in providing consulting services to the Company hereunder;

			(b)	to employees, officers, agents, or professional advisors of the Company or such other persons as the Company management may designate;

			(c)	pursuant to any law, statute or regulation, ordinance or administrative, regulatory or judicial order; or

(ii)	Use any of the aforesaid information for its own purpose or benefit or to the detriment or intended probable detriment of the Company.

The foregoing covenants of the Consultant shall not apply to information which:

(i)	through no act or omission of the Consultant is or becomes generally known or part of the public domain;

(ii)	is furnished to others by the Company without restriction on disclosure; or

(iii)	is lawfully furnished to the Consultant by a third party without the Consultants knowledge of a breach of any restriction on disclosure owned to the Company.

5.	LIABILITY

5.1

Limitation. The Consultant’s liability, including but not limited to the Company’s claims of contributions and indemnification related to third party claims arising out of services rendered by the Consultant, and for any losses, injury or damages to persons or properties or work performed arising out of or in connection with this Agreement and for any other claim, shall be limited to the lesser of (i) $2,000 or (ii) payment received by the Consultant from the Company for the particular service provided giving rise to the claim. Notwithstanding anything to the contrary in this Agreement, the Consultant shall not be liable for any special, indirect, consequential, lost profits, or punitive damages. The Company agrees to limit the Consultant’s liability to the Company and any other third party for any damage on account of any error, omission or negligence to a sum not to exceed the lesser of (i) $2,000 or (ii) the payment received by the Consultant for the particular service provided giving rise to the claim. The limitation of liability set forth herein is for any and all matters for which the Consultant may otherwise have liability arising out of or in connection with this Agreement, whether the claim arises in contract, tort, statute, or otherwise.

5.2

Remedy. The Company’s exclusive remedy for any claim arising out of or relating to this Agreement will be for the Consultant, upon receipt of written notice, either (i) to use commercially reasonable efforts to cure, at its expense, the matter that gave rise to the claim for which the Consultant is at fault, or (ii) return to the Company the fees paid by the Company to the Consultant for the particular service provided that gives rise to the claim, subject to the limitation contained in Section 5.1. the Company agrees that it will not allege that this remedy fails its essential purpose.

	5.3	Survival. Articles 2, 4, 5, and 6 survive the expiration or termination of this Agreement for any reason.

6.	INDEMNITIES

	6.1	See Appendix A attached hereto.

7.	TERMINATION

7.1

If accepted, this agreement between Consultant and “Company” will be in effect for a minimum period of six (6) months, and shall continue in force on a month-to-month basis, subject to termination by either party on thirty (30) days written notice. However, “Company” may terminate this agreement without prior notice for just cause, which shall include:

(i)

Endeavor committing an act of bankruptcy or becoming involved in any fraud or dishonest or serious misconduct in circumstances that would, in the reasonable opinion of “Company”, make Consultant suitable to act on behalf of “Company”; and

(ii) Consultant failing to comply with any terms of this agreement with such failure not being rectified within fifteen (15) days of receipt of notice thereof from “Company”.

Consultant may terminate this agreement without prior notice for just cause, which shall include:

(i)

“Company” committing an act of bankruptcy or becoming involved in any fraud or dishonest or serious misconduct in circumstances that would, in the opinion of Endeavor, make representation of “Company” by Consultant unsuitable; and

(ii)	“Company” failing to comply with the terms of this agreement with such failure not being rectified within fifteen (15) days of receipt of notice from Endeavor.

If this agreement is terminated for any reason, Consultant’s fees and reimbursable expenses to the date of termination.

8.	TRANSACTIONS AFTER TERMINATION.

	8.2	Transactions after termination. In the event that, within twelve (12) months of termination, a Transaction is concluded with:

		1.	a party introduced by Consultant to “Company”, or one who has contacted Consultant and Endeavour introduced that party to “Company” during the term of this Agreement; or

		2.	Any party who is an affiliate of the foregoing; then

Endeavour will be entitled to the Success Fee as though no such termination had occurred.

9.	MISCELLANEOUS

9.1

Insecurity and Adequate Assurances. If reasonable grounds for insecurity arise with respect to the Company’s ability to pay for the Services in a timely fashion, the Consultant may demand in writing adequate assurances of the Company’s ability to meet its payment obligations under this Agreement. Unless the Company provides the assurances in a reasonable time and manner acceptable to the Consultant, in addition to any other rights and remedies available, the Company may partially or totally suspend its performance while awaiting assurances, without liability to the Company.

9.2

Severability. Should any part of this Agreement for any reason be declared invalid, such decision shall not affect the validity of any remaining provisions, which remaining provisions shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties that they would have executed the remaining portion of this Agreement without including any such part, parts, or portions which may, for any reason, be hereafter declared invalid. Any provision shall nevertheless remain in full force and effect in all other circumstances.

	9.3	Modification and Waiver. Waiver of breach of this Agreement by either part shall not be considered a waiver of any other subsequent breach.

	9.4	Independent Contractor. The Consultant is an independent contractor of the Company.

9.5

Notices. The Company shall give the Consultant written notice within one hundred eighty (180) days of obtaining knowledge of the occurrence of any claim or cause of action which the Company believes that it has, or may seek to assert or allege, against the Consultant, whether such claim is based in law or equity, arising under or related to this Agreement or to the transactions contemplated hereby, or any act or omission to act by the Consultant with respect hereto. If the Company fails to give such notice to the Consultant with regard to any such claim or cause of action and shall not have brought legal action for such claim or cause of action within said time period, the Company shall be deemed to have waived, and shall be forever barred from bringing or asserting such claim or cause of action in any suit, action or proceeding in any court or before any governmental agency or authority or any arbitrator. All notices or other communications hereunder shall be in writing, sent by courier or the fastest possible means, provided that recipient receives a manually signed copy and the transmission method is scheduled to deliver within 48 hours, and shall be deemed given when delivered to the address specified below or such other address as may be specified in a written notice in accordance with this Section.

If to the Consultant:

Name:                Jonathon Dugdale
Address:           Suite 302, 2031 McCallum Road, Abbotsford, BC, V5J 1E8
Tel:                    604-556-7400
Fax:                    604-556-7410

If to the Company:

Name:                 Matt Reams
Address:            C/O 1525 – 625 Howe Street, Vancouver, BC V6C 2T6
Tel:                     604-688-6775
Fax:                     604-688-6995

Any party may, by notice given in accordance with this Section to the other parties, designate another address or person or entity for receipt of notices hereunder.

9.6

Assignment. The Agreement is not assignable or transferable by the Company. This Agreement is not assignable or transferable by the Consultant without the written consent of the Company, which consent shall not be unreasonably withheld or delayed.

9.7

Disputes The Consultant and the Company recognize that disputes arising under this Agreement are best resolved at the working level by the parties directly involved. Both parties are encouraged to be imaginative in designing mechanism and procedures to resolve disputes at this level. Such efforts shall include the referral of any remaining issues in dispute to higher authority within each participating party’s organization for resolution. Failing resolution of conflicts at the organizational level, the Consultant and the Company agree that any remaining conflicts arising out of or relating to this Contract shall be submitted to non-binding mediation unless the Consultant and the Company mutually agree otherwise. If the dispute is not resolved through non-binding mediation, then the parties may take other appropriate action subject to the other terms of this Agreement.

9.8	Section Headings. Title and headings of sections of this Agreement are for convenience of reference only and shall not affect the construction of any provision of this Agreement.

9.9

Representations; Counterparts. Each person executing this Agreement on behalf of a party hereto represents and warrants that such person is duly and validly authorized to do so on behalf of such party, with full right and authority to execute this Agreement and to bind such party with respect to all of its obligations hereunder. This Agreement may be executed (by original or telecopied signature) in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute but one and the same instrument.

9.10

Residuals. Nothing in this Agreement or elsewhere will prohibit or limit the Consultant’s ownership and use of ideas, concepts, know-how, methods, models, data, techniques, skill knowledge and experience that were used, developed or gained in connection with this Agreement. The Consultant and the Company shall each have the right to use all data collected or generated under this Agreement.

9.11

Cooperation. The Company will cooperate with the Consultant in taking actions and executing documents, as appropriate, to achieve the objectives of this Agreement. the Company agrees that the Consultant’s performance is dependent on the Company’s timely and effective cooperation with the Consultant. Accordingly, the Company acknowledges that any delay by the Company may result in the Consultant being released from an obligation or scheduled deadline or in the Company having to pay extra fees for the Consultant’s agreement to meet a specific obligation or deadline despite the delay.

9.12

Governing Law and Construction. This Agreement will be governed by and construed in accordance with the laws of the province of British Columbia, Canada, without regard to the principles of conflicts of law. The language of this Agreement shall be deemed to be the result of negotiation among the parties and their respective counsel and shall not be construed strictly for or against any party. Each party (i) agrees that any action arising out of or in connection with this Agreement shall be brought solely in courts of the province of British Columbia, Canada, (ii) hereby consents to the jurisdiction of the courts of the province of British Columbia, Canada, and (iii) agrees that, whenever a party is requested to execute one or more documents evidencing such consent, it shall do so immediately.

9.13

Entire Agreement; Survival. This Agreement, including any Exhibits, states the entire Agreement between the parties and supersedes all previous contracts, proposals, oral or written, and all other communications between the parties respecting the subject matter hereof, and supersedes any and all prior understandings, representations, warranties, agreements or contracts (whether oral or written) between the Company and the Consultant respecting the subject matter hereof. This Agreement may only be amended by an agreement in writing executed by the parties hereto.

9.14

Use By Third Parties. Work performed by the Consultant pursuant to this Agreement are only for the purpose intended and may be misleading if used in another context. The Company agrees not to use any documents produced under this Agreement for anything other than the intended purpose without the Consultant’s written permission. This Agreement shall, therefore, not create any rights or benefits to parties other than to the Company and the Consultant.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Date: Dec 10, 2004

Beddis International Ltd.

Signature: /s/ Matt Reams

Name: Matt Reams

Title: ___________________________

Maxxcapp Corporation

Signature: /s/ Jonathon Dugdale

Name: Jonathon Dugdale

Title: President